Exhibit 16

KPMG LLP Chartered Accountants 2700 205 - 5th Avenue SW Calgary AB T2P 4B9	Telephone Fax Internet	(403) 691-8000 (403) 691-8008 www.kpmg.ca

August 12, 2008

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen

We were previously principal accountants for Ausam Energy Corporation and, under the date of April 8, 2008 except as to Note 18 which was as of May 2, 2008, we reported on the consolidated financial statements of Ausam Energy Corporation as of and for the years ended December 31, 2007 and 2006.

On August 8, 2008, we resigned. We have read Ausam Energy Corporation’s statements included under Item 4.01 of its Form 8-K dated August 11, 2008, and we agree with such statements.

Very truly yours

Chartered Accountants
Calgary, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International, a Swiss cooperative

KPMG Canada provides services to KPMG LLP